Exhibit 10.1

CANTERBURY PARK HOLDING CORPORATION
COMPENSATION RECOUPMENT POLICY

Adopted on October 19, 2023

Section I – Introduction

The Board of Directors (the “Board”) of Canterbury Park Holding Corporation, a Minnesota corporation (the “Company”), has determined that it is in the best interests of the Company and its shareholders to adopt this Compensation Recoupment Policy (this “Policy”) providing for the Company’s recoupment of compensation under certain circumstances.

This Policy will be interpreted in a manner that is consistent with Rule 10D-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 5608 of the listing rules of the Nasdaq Stock Market (the “Exchange”) and any related rules or regulations adopted by the Securities and Exchange Commission or the Exchange as well as any other applicable law (collectively, the “Applicable Rules”). To the extent the Applicable Rules require recovery of incentive-based compensation in additional circumstances beyond those specified above, nothing in this Policy will be deemed to limit or restrict the right or obligation of the Company to recover incentive-based compensation to the fullest extent required by the Applicable Rules.

This Policy is effective as of October 2, 2023 (the “Effective Date”), the effective date of Rule 5608 of Listing Rules of the Exchange.

Section II – Administration

This Policy shall be administered by the Compensation Committee of the Board or, in the absence of such committee, the Board. The Compensation Committee shall have full and final authority to make any and all determinations required under this Policy. Any determination by the Compensation Committee with respect to this Policy shall be final, conclusive and binding on all interested parties and need not be uniform with respect to each individual covered by this Policy.

A-1

The Compensation Committee may amend, terminate or replace this Policy or any portion of this Policy at any time and from time to time in its sole discretion. The Committee shall amend this Policy as it deems necessary to comply the Applicable Rules.

Section III – Recoupment Required

In the event of any required accounting restatement of the financial statements of the Company due to the material noncompliance of the Company with any financial reporting requirement under the applicable U.S. federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “Restatement”), the Company will recover reasonably promptly from any person who is or was an Executive Officer of the Company (each, a “Covered Person”), as such term is defined in the Applicable Rules, the amount of any “Erroneously Awarded Incentive-Based Compensation” (as defined below).

Section IV – Amount Subject to Recoupment

The amount of Incentive-Based Compensation that must be recovered from a Covered Person pursuant to Section I is the amount of “Recoverable Incentive-Based Compensation” (as defined below) received by a Covered Person that exceeds the amount of Recoverable Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts, computed without regard to any taxes paid (referred to as the “Erroneously Awarded Incentive-Based Compensation”). For Recoverable Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Incentive-Based Compensation is not subject to mathematical recalculation directly from the information in a Restatement, the amount must be based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return, as applicable, upon which the Recoverable Incentive-Based Compensation was received, and the Company must maintain documentation of that reasonable estimate and provide such documentation to the Exchange.

For the purposes of this Policy, Recoverable Incentive-Based Compensation will be deemed to be received in the fiscal period during which the financial reporting measure specified in the applicable Incentive-Based Compensation award is attained, even if the payment or grant occurs after the end of that period.

For purposes of this Policy, “Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a “financial reporting measure,” which means a measure that is determined and presented in accordance with Generally Accepted Accounting Principles which are used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures for this purpose. For avoidance of doubt, a financial reporting measure need not be presented within the Company’s financial statements or included in a filing with the Securities and Exchange Commission.

For purposes of this Policy, “Recoverable Incentive-Based Compensation” means all Incentive-Based Compensation received on or after the Effective Date by a Covered Person: (i) after beginning service as an executive officer; (ii) who served as an Executive Officer at any time during the performance period for the Incentive-Based Compensation; (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association; and (iv) during the three completed fiscal years immediately preceding the date that the Company is required to prepare a Restatement, including any applicable transition period that results from a change in the Company’s fiscal year within or immediately following those three completed fiscal years.

For this purpose, the Company is deemed to be required to prepare a Restatement on the earlier of: (i) the date the Board, or the Company’s officers authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; and (ii) the date a court, regulator or other legally authorized body directs the Company to prepare a Restatement.

The Company’s obligation to recover Erroneously Awarded Incentive-Based Compensation is not dependent on if or when the restated financial statements are filed with the Securities and Exchange Commission.

Section V – Limited Exception for Impracticable Recovery

The Company must recover the Erroneously Awarded Incentive-Based Compensation from Covered Persons unless the Board determines that recovery is impracticable because: (i) the direct expense to a third party to assist in enforcing this Policy would exceed the amount of Erroneously Awarded Incentive-Based Compensation; provided that, the Company must make a reasonable attempt to recover the Erroneously Awarded Incentive-Based Compensation before concluding that recovery is impracticable, document such reasonable attempt to recover the Erroneously Awarded Incentive-Based Compensation and provide such documentation to the Exchange; or (ii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the applicable requirements of Internal Revenue Code Sections 401(a)(13) or 411(a) and regulations thereunder.

Section VI – No Good Reason or Breach; No Indemnity

Any action by the Company to recoup or any recoupment of Recoverable Incentive-Based Compensation under this Policy from a Covered Person shall not be deemed (i) “good reason” for resignation or to serve as a basis for a claim of constructive termination under any benefits or compensation arrangement applicable to such Covered Person, or (ii) to constitute a breach of a contract or other arrangement to which such Covered Person is party.

In no event will the Company indemnify any Covered Person for any amounts that are recovered under this Policy or advancement of expenses in connection with any enforcement of this Policy by the Company.

Section V – Policy Not Exclusive

This Policy is in addition to (and not in lieu of) any right of repayment, forfeiture or right of offset against any employees that is required pursuant to any statutory repayment requirement (regardless of whether implemented at any time prior to or following the adoption or amendment of this Policy), including Section 304 of the Sarbanes-Oxley Act of 2002. Any amounts paid to the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 will be considered in determining any amounts recovered under this Policy.

The application and enforcement of this Policy does not preclude the Company from taking any other action to enforce a Covered Person’s obligations to the Company, including termination of employment or institution of legal proceedings. Nothing in this Policy restricts the Company from seeking recoupment under any other compensation recoupment Policy or any applicable provisions in plans, agreements, awards or other arrangements that contemplate the recoupment of compensation from a Covered Person. If a Covered Person fails to repay Erroneously Awarded Incentive-Based Compensation that is owed to the Company under this Policy, the Company must take all appropriate action to recover any Erroneously Awarded Incentive-Based Compensation from the Covered Person, and the Covered Person will be required to reimburse the Company for all expenses (including legal expenses) incurred by the Company in recovering the Erroneously Awarded Incentive-Based Compensation.

Section VI – Severability; Acknowledgment

The terms of this Policy will be binding and enforceable against all Covered Persons subject to this Policy and their beneficiaries, heirs, executors, administrators or other legal representatives. If any provision of this Policy or the application of such provision to any Covered Person is adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provisions will be deemed amended to the minimum extent necessary to render any such provision (or the application of such provision) valid, legal or enforceable.

Each Covered Person will sign and return to the Company, within 30 calendar days following the later of (i) the adoption of this Policy or (ii) the date the individual becomes a Covered Person, the Acknowledgement Form attached hereto as Exhibit A, pursuant to which the Covered Person agrees to be bound by, and to comply with, the terms and conditions of this Policy.